UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 18, 2005

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-04829	59-1212264
(Commission File Number)	(IRS Employer Identification No.)

5800 Park of Commerce Boulevard N.W., Boca Raton, FL	02324
(Address of Principal Executive Offices)	(Zip Code)

(561) 989-5800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 18, 2005, the Board of Directors of Nabi Biopharmaceuticals (the “Company”), upon the recommendation of the Board’s Nominating and Governance Committee, voted to elect Dr. Leslie Hudson, Ph.D., a director of the Company, effective immediately, to serve until the 2006 annual meeting of stockholders of the Company and until his successor is elected and qualified. The Company has not yet determined the committees on which Dr. Hudson will serve.

Dr. Hudson has been President and Chief Executive Officer of DOV Pharmaceutical, Inc., a biopharmaceutical company focused on the discovery, in-licensing, development and commercialization of novel drug candidates for central nervous system and other disorders that involve alterations in neuronal processing, since July 2005. From July 2003 until July 2005, Dr. Hudson served as Vice Provost for Strategic Initiatives at the University of Pennsylvania. From June 2000 to June 2003, Dr. Hudson was Senior Vice President in the Global Prescription Business, and Group Vice President and General Manager for the ophthalmology franchise of Pharmacia Corporation, where he previously served as Senior Vice President of Research and Exploratory Development from 1995 to 2000. From 1988 to 1995, Dr. Hudson held various executive positions at Glaxo Inc. and Repligen Corporation, including Vice President for Discovery of Glaxo from 1988 to 1994. Prior to joining the pharmaceutical industry, Dr. Hudson spent nearly nine years at St. George’s Hospital Medical School in London as full professor of immunology and chairman of the department.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS

Date: August 24, 2005	By:	/s/ Mark L. Smith
	Name:	Mark L. Smith
	Title:	Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer, and Treasurer